Exhibit 1.01

Conflict Minerals Report
of NVIDIA Corporation
for the Calendar Year Ended December 31, 2018

This Conflict Minerals Report of NVIDIA Corporation, a Delaware corporation, is being filed for the calendar year ended December 31, 2018 in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Because conflict minerals were necessary to the functionality or production of products contracted by us to be manufactured between January 1, 2018 and December 31, 2018, or the Reporting Period, we were required to conduct in good faith a reasonable country of origin inquiry, or RCOI, regarding those conflict minerals that is reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country, which we refer to collectively as the Covered Countries, or are from recycled or scrap sources. “Conflict minerals” are defined in Item 1.01(d)(3) of the Specialized Disclosure Report on Form SD, or the Form SD, as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or collectively, 3TG.

Based on the RCOI, if we have reason to believe our necessary conflict minerals may have originated in the Covered Countries and have reason to believe that they may not be from recycled or scrap sources, we must exercise due diligence on the source and chain of custody of our conflict minerals, and file a Conflict Minerals Report to describe our due diligence efforts on the source and chain of custody of such 3TG.

OUR COMPANY

Starting with a focus on PC graphics, NVIDIA invented the graphics processing unit, or GPU, to solve some of the most complex problems in computer science. We have extended our focus in recent years to the revolutionary field of artificial intelligence, or AI. Fueled by the sustained demand for better 3D graphics and the scale of the gaming market, NVIDIA has evolved the GPU into a computer brain at the intersection of virtual reality, high performance computing, and AI.

The GPU was initially used to simulate human imagination, enabling the virtual worlds of video games and films. Today, it also simulates human intelligence, enabling a deeper understanding of the physical world. Its parallel processing capabilities, supported by up to thousands of computing cores, are essential to running deep learning algorithms. This form of AI, in which software writes itself by learning from data, can serve as the brain of computers, robots and self-driving cars that can perceive and understand the world. GPU-powered deep learning continues to be adopted by thousands of enterprises to deliver services and features that would have been impossible with traditional coding.

NVIDIA has a platform strategy, bringing together hardware, system software, programmable algorithms, libraries, systems, and services to create unique value for the markets we serve. While the requirements of these end markets are diverse, we address them with a unified underlying architecture leveraging our GPUs and Compute Unified Device Architecture as the fundamental building blocks. The programmable nature of our architecture allows us to support several multi-billion dollar end markets with the same underlying technology by using a variety of software stacks developed either internally or by third party developers and partners. The large and growing number of developers across our platforms strengthens our ecosystem and increases the value of our platform to our customers.

Our two reportable segments - GPU and Tegra Processor - are based on a single underlying architecture. From our proprietary processors, we have created platforms that address four large markets where our expertise is critical: Gaming, Professional Visualization, Data Center, and Automotive.

We do not directly manufacture the semiconductors used for our products, nor do we manufacture the company’s branded devices. Instead, we utilize a fabless manufacturing strategy, whereby we employ world-class suppliers for all phases of the manufacturing process, including wafer fabrication, assembly, testing, and packaging. This strategy uses the expertise of industry-leading suppliers that are certified by the International Organization for Standardization in such areas as fabrication, assembly, quality control and assurance, reliability, and testing. Additionally, we can avoid many of the significant costs and risks associated with owning and operating manufacturing operations. While we may directly procure certain raw materials used in the production of our products, such as substrates and a variety of components, our suppliers are responsible for procurement of the majority of the raw materials used in the production of our products. We also contract with manufacturers to build, test, and distribute our company-branded devices. As a result, we can focus our resources on product design, additional quality assurance, marketing, and customer support.

FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “intend” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Report on Form 10-K in greater detail under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this Conflict Minerals Report completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All references to “NVIDIA,” “we,” “us,” “our” or the “Company” mean NVIDIA Corporation and its subsidiaries, except where it is made clear that the term means only the parent company.

REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

NVIDIA’s supply chain is complex and there are multiple tiers between NVIDIA and the actual mining of the 3TG. Because we utilize a fabless manufacturing strategy, we must rely on our suppliers and component manufacturers, including sub-tier suppliers, to provide us with information on the origin of the 3TG contained in our products and product components.

To conduct our RCOI, we identified our suppliers and component manufacturers of products manufactured during the Reporting Period, and requested that they each provide NVIDIA with a list of the smelters and refiners associated with the 3TG in their products and components via the conflict minerals reporting template, or the CMRT, of the Responsible Minerals Initiative, or RMI. Our goal was to determine whether any 3TG in our products or components originated in the Covered Countries. One hundred percent of our suppliers and component manufacturers responded with the requested information, and we compared their responses with the RCOI data provided by the Responsible Minerals Assurance Process, or RMAP, of the RMI.

Our RCOI revealed that, of the 257 worldwide processing facilities in our supply chain which sourced 3TG for our products contracted to be manufactured during the Reporting Period, 40 smelters and refiners were identified by the RMI as sourcing from the Covered Countries and were not solely from recycled or scrap sources. Therefore, we believe that a portion of the 3TG contained in our products or components originated in the Covered Countries, and we are filing this Conflict Minerals Report accordingly.

DUE DILIGENCE PROGRAM DESIGN

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, or the OECD Guidance, as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

OECD Guidance Step 1: Establish strong company management systems

•
Adopted and publicly communicated a company-wide Corporate Responsibility Directive, in which we declare that we abide by the Code of Conduct of Responsible Business Alliance, or RBA, including the standard regarding responsible sourcing of conflict minerals, which can be found on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-corporate-responsibility-directive.pdf

•
As a member of the RBA, required that our suppliers and contract manufacturers acknowledge and implement the RBA’s Code of Conduct, which includes an obligation to conduct due diligence regarding conflict minerals

•
Adopted and publicly communicated a conflict minerals policy endorsed by our Executive Vice President, Operations, which is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-conflict-minerals-policy.pdf

•
Assembled an internal conflict minerals team, with representation by NVIDIA’s Operations (covering Silicon Products and System-Level Products groups), Legal, Sales, Procurement, Internal Audit and Corporate Responsibility departments

•
Established a system of control and transparency over our conflict minerals supply chain by engaging first-tier and second-tier suppliers and requesting relevant information through the use of a third-party supplier management vendor which utilized due diligence tools created by the RMI, including the CMRT

•	Provided at least bi-monthly updates on our conflict minerals due diligence progress and status to our Executive Vice President, Operations

•	Maintained a company grievance mechanism available internally to allow reporting about any matter of concern, including those related to conflict minerals

•	Internal Audit team conducted a review of our conflict minerals due diligence process in calendar year 2016

OECD Guidance Step 2: Identify and assess risk in the supply chain

•	Identified relevant suppliers that supplied products containing 3TG by reference to bills of materials

•	Requested such suppliers to provide information regarding smelters or refiners in our supply chain by using the CMRT

•	Reviewed supplier responses for completeness and accuracy

•	Compared information in supplier responses with the list of 3TG processing facilities that received a “compliant” designation, produced by the RMAP

•	Contacted non-responsive suppliers, requesting their responses

•	Provided suppliers with feedback on responses containing errors, inconsistencies, or incomplete information

•	Required potential new suppliers to complete a CMRT for diligence review and risk ranking

OECD Guidance Step 3: Design and implement a strategy to respond to identified risks

•	Reported progress on at least a bi-monthly basis to our Executive Vice President, Operations

•	Identified main risks in our supply chain

•	Contacted certain smelter and refinery facilities that have not received a “compliant” designation from an independent third-party audit program to encourage their participation

•	Implemented a risk mitigation response plan to monitor and track unresponsive suppliers and/or incomplete or inaccurate supply chain information

•	Reviewed and compared the list of smelters in our supplier base against Office of Foreign Assets Control-sanctioned countries and Specially Designated Nationals

•	Requested that certain suppliers remove specific smelters or refiners from their supply chain that we deemed to be high-risk

•
Informed non-responsive suppliers that we will assess, and potentially withhold, future business with them if they do not acquire materials from conflict-free sources within the DRC and do not provide their supply chain conflict minerals information to us using the CMRT

•	Removed companies from our supplier base due, in part, to their failure to comply with our conflict minerals policy

•	Conducted meetings with certain customers and responded to their specific concerns and requests

OECD Guidance Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

•
Relied on the RMAP, the London Bullion Market Association, and the Responsible Jewellery Council to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain

•	Provided indirect financial support for such third-party audits through our continued membership in the RBA and RMI

•	Participated in RBA work groups, including smelter engagement and outreach

OECD Guidance Step 5: Report on supply chain due diligence

•
Adopted and publicly communicated a conflict minerals company policy endorsed by our Executive Vice President, Operations, which is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-conflict-minerals-policy.pdf

•	Published conflict minerals information in our annual corporate responsibility report, which is posted on our website in the About NVIDIA section of http://www.nvidia.com

•
Filed our Form SD for the reporting period from January 1, 2018 to December 31, 2018, including this Conflict Minerals Report, with the Securities Exchange Commission and made it available on the Investor Relations page of our website at http://investor.nvidia.com/sec.cfm

•	Reported supply chain smelter information in this Conflict Minerals Report

The contents of any website referenced in this Conflict Minerals Report are not a part of this Conflict Minerals Report.

DESCRIPTION OF DUE DILIGENCE MEASURES PERFORMED

Below is a description of the measures we performed for this Reporting Period to exercise due diligence on the source and chain of custody of our necessary conflict minerals.

We requested supply chain information from one hundred percent of our direct suppliers that may use necessary 3TG in our products and components to determine whether any of these minerals originated in the Covered Countries or were from recycled or scrap sources. We used third-party supplier management software to track these communications with direct suppliers, automate the identification of quality issues, aggregate CMRT responses for analysis and reporting, and perform additional follow up with those suppliers whose CMRTs contained incomplete or potentially inaccurate information. After reviewing the names provided by our suppliers and component manufacturers against the RMI lists of verified smelters and refiners, we consulted with our RMI colleagues to distinguish those that were actual smelters and refiners from other participants in the upstream supply chain, such as brokers and traders. We provided our list of smelters and refiners for inclusion in the RMAP, which utilized an independent third party to conduct audits, according to the standards of the OECD Guidance, of willing smelters and refiners to determine the source and origin of their ore, as well as whether they were conflict-free.

COUNTRY AND MINE OR LOCATION OF ORIGIN OF NECESSARY CONFLICT MINERALS

Based on the due diligence described above, we determined that the supply chain for our products contracted to be manufactured during the Reporting Period sourced conflict minerals from up to 257 processing facilities worldwide, of which, as of May 15, 2019:

•	244 have been validated by the RMAP as “compliant,” including all 40 smelters and refiners which were identified by the RMI as sourcing from the Covered Countries;

•	Three are “active” and in the process of being audited by an independent third party;

•	One has been identified by the RMAP as a smelter but has not yet participated in an independent third-party audit;

•	Eight are not in operation, have temporarily ceased operations, or have been reclassified as a non-smelter; and

•	One is under review by the RMAP as no longer compliant

A list of smelters and refiners that we believe are contained in our supply chain and are either compliant or active as determined by the RMAP is attached hereto as Exhibit A.

We requested mine or location of origin information, if known, from each of our direct suppliers, most of which do not source directly from processing facilities, for the purposes of determining the source and chain of custody of the necessary 3TG in our supply chain. Based on country of origin information provided by the RMI for RMAP-compliant processing facilities:

•
The necessary 3TG in our products which may have originated from the Covered Countries came from one or more of the following: Burundi, Democratic Republic of the Congo, Rwanda, Tanzania, Uganda, and Zambia; and

•
The necessary 3TG in our products which may have originated outside the Covered Countries came from one or more of the following: Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Barbados, Belarus, Belgium, Benin, Bolivia (Plurinational State of), Bosnia and Herzegovina, Botswana, Brazil, Bulgaria, Burkina Faso, Cambodia, Cameroon, Canada, Cayman Islands, Chile, China, Colombia, Croatia, Curacao (Dutch Antilles), Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Iran, Ireland, Israel, Italy, Ivory Coast, Japan, Jordan, Kazakhstan, Kenya, Republic of Korea, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Libya, Liechtenstein, Lithuania, Luxembourg, Macau, Madagascar, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Caledonia, New Zealand, Nicaragua, Niger, Nigeria, Nigeria, Norway, Pakistan, Panama, Papua New Guinea, Peru, Phillippines, Poland, Portugal, Puerto Rico, Romania, Russian Federation, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovenia, Solomon Islands, South Africa, Spain, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Vatican City, Venezuela, Vietnam, Yemen, and Zimbabwe

However, we are unable to determine, as of the date of the filing of the Form SD to which this Conflict Minerals Report is an exhibit, the origin of all necessary 3TG that were contained in the products we contracted to manufacture during the Reporting Period.

STEPS TAKEN OR TO BE TAKEN TO MITIGATE RISK AND IMPROVE DUE DILIGENCE

NVIDIA has been a member of the RBA, a coalition of leading electronics companies working together to improve social, ethical, and environmental responsibility in the global supply chain, since 2007. We have also been an active participant in the RMI, a multi-sector partnership focused on addressing conflict minerals issues and challenges. Additionally, to support initiatives targeted at improving the traceability of conflict minerals in the Great Lakes Region of Central Africa, which includes the Democratic Republic of the Congo, we joined the Public-Private Alliance for Responsible Minerals Trade in 2013 and renewed our membership for an additional five years in 2017.

We are also part of the Smelter Engagement Team sub-work group of the RMI, which performs outreach to smelters, encouraging recognized smelters and refiners to participate in the RMAP. Apart from our participation with the Smelter Engagement Team, since 2013 we have also contacted approximately 70 smelters and refiners directly to encourage them to be audited through RMAP, including the one smelter that is undergoing review by the RMAP as no longer compliant.

We have adopted a goal to use only conflict-free 3TG in our products. Accordingly, we implemented a formal conflict minerals policy by which we communicated our expectation to our suppliers that they acquire materials from conflict-free sources within the DRC and to provide their supply chain conflict minerals information to us using the CMRT. We also informed them that we would assess, and potentially withhold, future business with suppliers who do not comply with our policy. Since 2016, we have removed companies from our supplier base due, in part, to their lack of compliance with our policy.

In 2017, we joined the RMI Sensing and Prioritization Work Group to focus on emerging risks and additional minerals beyond armed conflict and 3TG and outside of the DRC geography.

In 2018, we requested our suppliers to engage with their supply chain, and leveraged our membership and participation in RBA work groups, to encourage approximately 30 smelters or refiners that were neither compliant nor active, according to the RMAP, to be audited by an independent third party. Additionally, we reviewed our approved vendor list, continued to communicate our intention to withhold business with suppliers who do not comply with our Conflict Minerals Policy, and streamlined our supplier base appropriately. Finally, we sought opportunities to join new industry and stakeholder initiatives to support the responsible sourcing of minerals, resulting in our joining of the RMI Due Diligence Practices Team to assess ongoing risks with 3TG and future risks concerning other minerals and global regions.

In 2019, we intend to undertake the following activities to mitigate the risk that our necessary 3TG benefits armed groups and to improve our due diligence measures:

•	Continue to investigate other minerals of concern, including Cobalt, and other global regions of high risk

•	Integrate a conflict minerals risk ranking into new supplier assessments and address high risk issues

•	Adjust our Approved Vendors List based on suppliers ranked high risk for conflict minerals concerns

•	Remove any smelters which continue to be non-compliant to the RMAP protocol, “not in operation,” or “not recognized by the RMI” from our supply chain

INHERENT LIMITATIONS ON DUE DILIGENCE MEASURES

Because of our fabless manufacturing strategy and our contract manufacturing process for our branded devices, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters, refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

PRODUCT DESCRIPTION

© 2019 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GTX, Jetson, NVIDIA 3D Vision, NVIDIA AGX, NVIDIA DGX, NVIDIA DRIVE, NVIDIA HGX, NVIDIA RTX, NVIDIA SHIELD, Quadro, SLI, Tegra, and Tesla are trademarks and/or registered trademarks of NVIDIA Corporation in the United States and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

During the Reporting Period, we identified the following products that may contain necessary conflict minerals that we manufactured or contracted to manufacture:

•	Graphic Processing Units, including:

◦	GeForce;

◦	Quadro;

◦	TITAN;

◦	Tesla;

◦	GTX series; and

◦	RTX series

•	DGX and HGX server products

•	Tegra processors and modules

•	NVIDIA SHIELD gaming portables, controllers, and Android TV boxes

•	NVIDIA 3D Vision glasses

•	Jetson developer kit and modules

•	NVIDIA DRIVE PX and DRIVE AGX

•	NVIDIA G-SYNC

•	SLI bridges

The description of our due diligence process above to determine the location of origin of the conflict minerals in NVIDIA’s products is hereby incorporated by reference into this section of our Conflict Minerals Report.

EXHIBIT A

Compliant or Active Smelters and Refiners Reported in NVIDIA’s Supply Chain as of May 15, 2019

Metal	Name of Smelter or Refiner	Smelter or Refiner Location
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Etihad Gold LLC	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	AU Traders and Refiners	South Africa
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co., Ltd.	Korea (Republic of)
Gold	DODUCO GmbH	Germany
Gold	Dowa	Japan
Gold	DS Pretech Co., Ltd.	Korea (Republic of)
Gold	DSC (Do Sung Corporation)	Korea (Republic of)
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Geib Refining Corporation	United States of America
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	HeeSung Metal Ltd.	Korea (Republic of)
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	KGHM Polska Miedź Spółka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea (Republic of)
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’Orfebre S.A.	Andorra
Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Gold	Marsam Metals	Brazil
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	Korea (Republic of)
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	OJSC Novosibirsk Refinery	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Planta Recuperadora de Metals SpA	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Remondis Argentina B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Safimet S.p.A.	Italy
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan, Province of China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China

Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	SungEel HiMetal Co., Ltd.	Korea (Republic of)
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea (Republic of)
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	Asaka Riken Co., Ltd.	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Jiujiang Janny New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	KEMET Blue Powder	United States of America
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	China
Tantalum	Power Resources Ltd.	Macedonia, the former Yugoslav Republic of
Tantalum	QuantumClean	United States of America
Tantalum	Resind Indústria e Comércio Ltda.	Brazil
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CV Dua Sekawan	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV Tiga Sekawan	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Fenix Metals	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	HuiChang Jinshunda Tin Industry Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States of America
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Modeltech Sdn Bhd	Malaysia
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	Operaciones Metalurgical S.A.	Bolivia (Plurinational State of)
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Kijang Jaya Mandiri	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	Tin Technology & Refining	United States of America
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Moliren Ltd	Russian Federation
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Woltech Korea Co., Ltd.	Korea (Republic of)
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China